Exhibit 16.1

Exhibit 16.1
January 11, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentleman

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated January 7, 2008 of Cable & Co. Worldwide, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm.

Sincerely,

Chisholm, Bierwolf & Nilson LLC